UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  November 30, 2007

NARROWSTEP INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-108632	33-1010941
(State Or Other	(Commission	(IRS Employer
Jurisdiction Of	File Number)	Identification No.)
Incorporation)

116 VILLAGE BOULEVARD, PRINCETON, NEW JERSEY 08540
(Address of principal executive offices)                            (Zip Code)

Registrant’s telephone number, including area code:   (609) 951-2221

Check the  appropriate  box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 30, 2007, Narrowstep Inc. (the “Company”) entered into an agreement (the “Agreement”) with Iolo Jones, a director of the Company and the Company’s former Chief Strategy Officer.  Pursuant to the Agreement, the Company has agreed to pay Mr. Jones’ salary up to and including the date of the Agreement and to pay Mr. Jones an additional £50,000 in lieu of continuing to pay Mr. Jones’ salary for the six-month notice period specified in Mr. Jones’ employment agreement with the Company.  The Company will also pay Mr. Jones up to an additional £11,500 for certain costs and expenses.  In the Agreement, Mr. Jones has agreed to resign, effective immediately, from all positions he holds with the Company and its subsidiaries, except that Mr. Jones will continue as a director of the Company.  Mr. Jones also has agreed to release the Company from certain potential claims and to certain non-competition covenants, including covenants that he will not directly or indirectly, for a period of twelve months following the date of the Agreement, compete with the Company, act as a consultant, officer or employee with a competing business of the Company, solicit any key employee of the Company or supply any of the Company’s goods or services to a competing company.  In addition, Mr. Jones has agreed to continue to be bound by the confidentiality and intellectual property provisions in his employment agreement indefinitely.  By Current Report on Form 8-K, filed November 16, 2007, the Company previously disclosed that on November 12, 2007 it had notified Mr. Jones that it was terminating his position as Chief Strategy Officer of the Company.

Item 9.01  Financial Statements and Exhibits.

(c)  Exhibits

Exhibit 10.1    Agreement with Iolo Jones, dated November 30, 2007.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NARROWSTEP INC.

By:	/s/ David C. McCourt
Name:	David C. McCourt
Title:	Chairman of the Board of Directors, Interim Chief Executive Officer and Interim Chief Operating Officer

Dated:  December 6, 2007